Exhibit 99.1

La Jolla Pharmaceutical Company Announces Preliminary GIAPREZA™ (Angiotensin II) Net Sales for the Three and Twelve Months Ended December 31, 2019

SAN DIEGO, CA - January 9, 2020 - La Jolla Pharmaceutical Company (Nasdaq: LJPC), a leader in the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases, today announced preliminary GIAPREZA™ (angiotensin II) net sales for the three and twelve months ended December 31, 2019. For the three months ended December 31, 2019, preliminary GIAPREZA net sales were $7.2 million, up 71% from the three months ended December 31, 2018 and up 26% from the three months ended September 30, 2019. Vials of GIAPREZA shipped from distributors to hospitals (hospital demand) grew 74% for the three months ended December 31, 2019 as compared to the three months ended December 31, 2018 and 18% as compared to the three months ended September 30, 2019. For the twelve months ended December 31, 2019, preliminary GIAPREZA net sales were $23.1 million, up 129% from the twelve months ended December 31, 2018. La Jolla announced the commercial availability of GIAPREZA in the U.S. in March 2018.

As of December 31, 2019, La Jolla had approximately $87.8 million in cash and cash equivalents, compared to $104.8 million as of September 30, 2019. Net cash used in operating activities for the three months ended December 31, 2019 was approximately $17.0 million. La Jolla has no debt.

About GIAPREZA

In December 2017, GIAPREZA™ (angiotensin II) was approved by the U.S. Food and Drug Administration (FDA) as a vasoconstrictor indicated to increase blood pressure in adults with septic or other distributive shock. In August 2019, GIAPREZA was approved by the European Commission (EC) for the treatment of refractory hypotension in adults with septic or other distributive shock who remain hypotensive despite adequate volume restitution and application of catecholamines and other available vasopressor therapies. GIAPREZA mimics the body’s endogenous regulatory peptide that is central to the renin-angiotensin-aldosterone system to increase blood pressure. Prescribing information for GIAPREZA is available at www.giapreza.com. GIAPREZA is marketed by La Jolla Pharmaceutical Company on behalf of La Jolla Pharma, LLC, its wholly owned subsidiary.

IMPORTANT SAFETY INFORMATION

Contraindications

None.

Warnings and Precautions

There is a potential for venous and arterial thrombotic and thromboembolic events in patients who receive GIAPREZA. Use concurrent venous thromboembolism (VTE) prophylaxis.

Adverse Reactions

The most common adverse reactions that were reported in greater than 10% of GIAPREZA-treated patients were thromboembolic events.

Drug Interactions

Angiotensin converting enzyme (ACE) inhibitors may increase response to GIAPREZA. Angiotensin II receptor blockers (ARB) may reduce response to GIAPREZA.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

For additional information, please see Full Prescribing Information for the United States.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life- threatening diseases. In December 2017, GIAPREZA™  (angiotensin II) was approved by the U.S. Food and Drug Administration (FDA) as a vasoconstrictor indicated to increase blood pressure in adults with septic or other distributive shock. In August 2019, GIAPREZA was approved by the European Commission (EC) for the treatment of refractory hypotension in adults with septic or other distributive shock who remain hypotensive despite adequate volume restitution and application of catecholamines and other available vasopressor therapies. LJPC-0118 (artesunate) is La Jolla’s investigational product for the treatment of severe malaria. For more information, please visit www.ljpc.com.

Forward-looking Statements

This press release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. We caution investors that forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and involve substantial risks and uncertainties that could cause the actual outcomes to differ materially from what we currently expect. These risks and uncertainties include, but are not limited to, those associated with: GIAPREZATM (angiotensin II) sales; cash used in operating activities; regulatory actions relating to La Jolla’s products by the U.S. Food and Drug Administration, European Medicines Agency and/or other regulatory authorities; the outcomes of clinical studies of La Jolla’s products; and other risks and uncertainties identified in our filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release apply only as of the date made, and we undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Company Contacts

Sandra Vedrick
Senior Director, Investor Relations
La Jolla Pharmaceutical Company
Phone: (858) 207-4264 Ext: 1135
Email: svedrick@ljpc.com

and

Dennis Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264 Ext: 1040
Email: dmulroy@ljpc.com